Exhibit 99.1

NEWS RELEASE

Timken Elects Lincoln Electric CEO Christopher L. Mapes

To Its Board of Directors; Announces 2014 Board Slate

CANTON, Ohio: Feb. 14, 2014 — The Timken Company’s (NYSE: TKR; www.timken.com) board of directors has elected Christopher L. Mapes a director of the company. Additionally, the board announced its slate of candidates to be elected at the 2014 Annual Meeting of Shareholders scheduled in Canton on Tuesday, May 13.

Mapes currently serves as chairman, president and chief executive officer of Lincoln Electric Holdings, Inc. (NASDAQ: LECO), a global manufacturer and market leader of high-quality welding, cutting and joining products. He oversees all of Lincoln Electric’s businesses, as well as its global product development initiatives. A 119-year-old company based in Cleveland, Ohio, Lincoln Electric operates 45 manufacturing locations in 19 countries and generated $2.9 billion in revenue in 2012.

“Chris Mapes brings to our board a wide breadth of experience in manufacturing management and global development as well as his perspective as an active CEO of a well-respected manufacturer,” said Ward J. “Tim” Timken Jr., chairman of the Timken board. “We look forward to his counsel and guidance as a new leadership team takes the helm and drives The Timken Company to continued success.”

Mapes was named president and chief executive officer of Lincoln Electric on Dec. 31, 2012, and a year later was elected chairman of the board. Prior to joining the company in late 2011 as its chief operating officer, Mapes was executive vice president of A.O. Smith Corp. and president of its Electrical Products Company, a former division of A.O. Smith Corp. His 25-year career in manufacturing management also includes roles with Regal-Beloit Corp., Superior Telecom, Essex Group and General Motors

Corporation. He holds a bachelor’s degree from Ball State University in Muncie, Ind., a law degree from the University of Toledo in Ohio and a master of business administration degree from Northwestern University’s Kellogg Graduate School of Management in Evanston, Ill.

Separately, the Timken board of directors selected candidates for election to new one-year terms, noted that three current directors will not seek re-election when their terms end, and announced four individuals whom the board expects to assume new director roles when the TimkenSteel Corporation board forms later this year. The candidates for election are:

•	Phillip R. Cox, president and chief executive officer of Cox Financial Corporation, and a Timken director since 2004;

•	Diane C. Creel, retired chairman, chief executive officer and president of Ecovation, Inc., named to the Timken board in 2012;

•	Richard G. Kyle, chief operating officer of bearings and power transmission for Timken, named a director in 2013;

•	John A. Luke, Jr., chairman and chief executive officer of MeadWestvaco Corporation, and a member of the Timken board since 1999;

•	Christopher L. Mapes, chairman, president and chief executive officer of Lincoln Electric Holdings, Inc., named to the Timken board in 2014;

•	Joseph W. Ralston, retired general, USAF, and vice chairman of The Cohen Group, and a Timken director since 2003;

•	John P. Reilly, former chairman, president and chief executive officer of Figgie International, and a Timken director since 2006;

•	John M. Timken, Jr., private investor, and member of the Timken board since 1986;

•	Frank C. Sullivan, chairman and chief executive officer of RPM, Inc., and a Timken board member since 2003;

•	Ward J. Timken, Jr., chairman of the Timken board of directors, and a director since 2002; and

•	Jacqueline F. Woods, retired president of AT&T Ohio, named a Timken director in 2000.

Not seeking re-election are: James W. Griffith, a director since 1999 and currently Timken president and CEO, who announced his intent to retire from the company at the time of the pending separation of the steel business; Ward J. Timken, who has served as a director since 1971; and John M. Ballbach, who has served as a director since 2009.

The board expects that Cox, Creel, Reilly and W. J. Timken, Jr., will be named TimkenSteel Corporation directors when that board forms later this year. It also anticipates Creel and Cox will resign from The Timken Company board when the TimkenSteel spinoff is finalized, while Reilly and Timken are expected to serve on both boards.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com), a global industrial technology leader, applies its deep knowledge of materials, friction management and power transmission to improve the reliability and efficiency of industrial machinery and equipment all around the world. The company engineers, manufactures and markets mechanical components and high-performance steel. Timken® bearings, engineered steel bars and tubes—as well as transmissions, gearboxes, chain, related products and services—support diversified markets worldwide. With sales of $4.3 billion in 2013 and approximately 19,000 people operating from 28 countries, Timken makes the world more productive and keeps industry in motion.

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Media Contact:

Pat Carlson-Burnham

Global Media Relations

1835 Dueber Avenue, S.W.

Canton, OH 44706-0927 U.S.A.

Telephone: (330)471-3514

pat.carlson@timken.com

Investor Contact:

Steve Tschiegg

Director – Capital Markets & Investor Relations

1835 Dueber Avenue, S.W.

Canton, OH 44706-0927 U.S.A.

Telephone: (330)471-7446

steve.tschiegg@timken.com

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